Exhibit 10.3

ESCROW AGREEMENT

This ESCROW AGREEMENT, dated as of August 30, 2021 (“Agreement”), by and among CHW ACQUISITION CORPORATION, a Cayman Islands exempted company (the “Company”), CHW Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and each of the investors listed on the signature page hereto (the “Anchor Investors”, and together with the Sponsor, the “Initial Shareholders”) and VSTOCK TRANSFER, LLC, a New York limited liability company (“Escrow Agent”).

WHEREAS, the Company has entered into an Underwriting Agreement, dated as of August 30, 2021 (“Underwriting Agreement”), with Chardan Capital Markets, LLC (“Chardan”) acting as representative of the several underwriters (collectively, the “Underwriters”), pursuant to which, among other matters, the Underwriters have agreed to purchase 11,000,000 units (“Units”) of the Company, plus an additional 1,650,000 Units if the Underwriters exercise their over-allotment option in full. Each Unit consists of one ordinary share of the Company, par value $0.0001 per share (the “Ordinary Shares”), and one warrant, with each whole warrant entitling the holder thereof to purchase one Ordinary Share at an exercise price of $11.50 per whole share, all as more fully described in the Company’s final Prospectus, dated August 30, 2021 (“Prospectus”), comprising part of the Company’s Registration Statement on Form S-1 (File No. 333-254422) under the Securities Act of 1933, as amended (“Registration Statement”), declared effective on August 30, 2021 (the “Effective Date”).

WHEREAS, the Sponsor purchased 3,162,500 Ordinary Shares (the “Founder Shares”) from the Company on January 18, 2021, and now wishes to transfer 750,000 Founder Shares (the “Anchor Shares”) to the Anchor Investors, in the amounts set forth opposite their respective names on Exhibit A attached hereto, with the Sponsor retaining 2,412,500 Founder Shares (“Sponsor Shares”);

WHEREAS, the Initial Shareholders have agreed as a condition of the sale of the Units to deposit the Anchor Shares and Sponsor Shares, in escrow as hereinafter provided.

WHEREAS, the Company and the Initial Shareholders desire that the Escrow Agent accept the Escrow Shares, in escrow, to be held and disbursed as hereinafter provided.

IT IS AGREED:

1. Appointment of Escrow Agent. The Company and the Initial Shareholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2. Deposit of Escrow Shares. On or prior to the date hereof, the Sponsor shall have delivered to Escrow Agent: (i) a stock power for the Founder Shares held in book entry in the name of the Sponsor; and (ii) an instruction letter to make a book-entry notation evidencing that (A) the Anchor Shares shall be transferred to the Escrow Agent for the benefit of each of the Anchor Investors and allocated among the Anchor Investors in the amounts set forth on Exhibit A and (B) the Sponsor Shares shall be transferred to the Escrow Agent for the benefit of the Sponsor, with the Anchor Shares and Sponsor Shares (collectively, the “Escrow Shares”) to be held and disbursed subject to the terms and conditions of this Agreement. Each of the Initial Shareholders acknowledges that the book-entry notation evidencing such Initial Shareholder’s Escrow Shares shall reflect the deposit of such Escrow Shares under this Agreement.

3. Disbursement of the Escrow Shares.

3.1 The Escrow Agent shall hold the Escrow Shares during the period (the “Escrow Period”) commencing on the date hereof and (i) for 50% of the Escrow Shares, ending on the earlier of (x) six months after the date of the consummation of the Company’s initial business combination (as described in the Registration Statement, hereinafter a “Business Combination”) and (y) the date on which the closing price of the Ordinary Shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Company’s initial Business Combination and (ii) for the remaining 50% of the Escrow Shares, ending six months after the date of the consummation of an initial Business Combination. The Company shall promptly provide notice of the consummation of a Business Combination to the Escrow Agent. Upon completion of the Escrow Period, the Escrow Agent shall disburse such amount of each Initial Shareholder’s Escrow Shares (and any applicable share power) to such Initial Shareholder; provided, however, that if the Escrow Agent is notified by the Company pursuant to Section 6.7 hereof that the Company is being liquidated at any time during the Escrow Period, then the Escrow Agent shall promptly cancel the book-entry notation representing the Escrow Shares then held by the Escrow Agent; provided further, however, that if, within six months after the Company consummates an initial Business Combination, the Company (or the surviving entity) subsequently consummates a liquidation, merger, share exchange or other similar transaction within such six-month period which results in all of the shareholders of such entity having the right to exchange their Ordinary Shares for cash, securities or other property, then the Escrow Agent will, upon receipt of a notice executed by the Chairman of the Board, Chief Executive Officer or other authorized officer of the Company, in form reasonably acceptable to the Escrow Agent, certifying that such transaction is then being consummated or such conditions have been achieved, as applicable, release the Escrow Shares to the Initial Shareholders. The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrow Shares in accordance with this Section 3.1.

3.2 Notwithstanding Section 3.1, if the Underwriters do not exercise their over-allotment option to purchase an additional 1,650,000 Units of the Company in full within 45 days of the date of the Prospectus (as described in the Underwriting Agreement), the Sponsor agrees that the Escrow Agent shall return to the Company for cancellation, at no cost, the number that is equal to the number of Sponsor Shares held by Escrow Agent for the benefit of the Sponsor listed on Exhibit B multiplied by (a) the product of (i) 412,500 multiplied by (ii) a fraction, (x) the numerator of which is the number of Escrow Shares held by each such holder, and (y) the denominator of which is the total number of Escrow Shares, by (b) a fraction, (i) the numerator of which is 1,650,000 minus the number of Ordinary Shares purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 1,650,000. The Company shall promptly provide notice to the Escrow Agent of the expiration or termination of the Underwriters’ over-allotment option and the number of Units, if any, purchased by the Underwriters in connection with their exercise thereof.

3.3 On the termination date of the Escrow Period, the Escrow Agent shall, upon written instructions from the Company disburse the Escrow shares as set forth in such instructions.

4. Rights of Initial Shareholders in Escrow Shares.

4.1 Voting Rights as a Shareholder. Subject to the terms of the Insider Letters described in Section 4.4 hereof and except as herein provided, the Initial Shareholders shall retain all of their rights as shareholders of the Company during the Escrow Period, including, without limitation, the right to vote such shares.

4.2 Dividends and Other Distributions in Respect of the Escrow Shares. During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Initial Shareholders, but all dividends payable in shares or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.3 Restrictions on Transfer. During the Escrow Period, the only permitted transfers of the Escrow Shares will be (1) to any persons (including their affiliates and shareholders) participating in the private placement of the private placement warrants, officers, directors, shareholders, employees and members of the Company's sponsor and its affiliates, (2) amongst initial shareholders or to the Company's officers, directors and employees, (3) if a holder is an entity, as a distribution to its, partners, shareholders or members upon its liquidation, (4) by bona fide gift to a member of the holder's immediate family or to a trust, the beneficiary of which is a holder or a member of a holder's immediate family, for estate planning purposes, (5) by virtue of the laws of descent and distribution upon death, (6) pursuant to a qualified domestic relations order, (7) by certain pledges to secure obligations incurred in connection with purchases of the Company's securities, (8) by private sales at prices no greater than the price at which the shares were originally purchased, (9) by CHW Acquisition Sponsor LLC to certain anchor investors participating in the initial public offering, including transfers between and among any funds that are affiliates of such anchor investor, or (10) for the cancellation of up to 412,500 Ordinary Shares subject to forfeiture to the extent that the Underwriters' over-allotment is not exercised in full or in part or in connection with the consummation of an initial Business Combination, in each case (except for clause 10 or with the Company's prior consent) where the transferee agrees to the terms of this Agreement and the Insider Letter (as defined below).

4.4 Insider Letters. Sponsor has executed a letter agreement with the Company, dated as indicated on Exhibit C hereto, and the form of which is filed as an exhibit to the Registration Statement (“Insider Letter”), respecting the rights and obligations of the Sponsor in certain events, including but not limited to the liquidation of the Company.

5. Concerning the Escrow Agent.

5.1 Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2 Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3 Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4 Further Assurances. From time to time on and after the date hereof, the Company and the Initial Shareholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5 Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company, the Escrow Shares held hereunder. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate.

5.6 Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7 Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

5.8 Waiver. The Escrow Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Escrow Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

6. Miscellaneous.

6.1 Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

6.2 Third Party Beneficiaries. Each of the Initial Shareholders hereby acknowledges that Chardan is a third party beneficiary of this Agreement and this Agreement may not be modified or changed without the prior written consent of Chardan.

6.3 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to the charged.

6.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:

If to the Company, to:	CHW Acquisition Corporation
2 Manhattanville Road, Suite 403
Purchase, NY 10577
Attn: Jonah Raskas

If to a Shareholder, to his address set forth in Exhibit A.

and if to the Escrow Agent, to:	VStock Transfer, LLC 18 Lafayette Place Woodmere, New York 11598 Attn: Compliance Department

A copy (which copy shall not constitute notice) sent hereunder shall be sent to:

Chardan Capital Markets LLC
17 State Street, 21st Floor
New York, NY 10004
Attn: George Kaufman

and:	Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
Attn: Ari Edelman, Esq.

and:	Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Attn: Daniel Forman, Esq.

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7 Liquidation of the Company. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate a Business Combination within the time period specified in the Prospectus.

[Signature Page Follows]

WITNESS the execution of this Agreement as of the date first above written.

COMPANY:

CHW ACQUISITION CORPORATION

By:	/s/ Jonah Raskas
Name:	Jonah Raskas
Title:	Co-Chief Executive Officer

VSTOCK TRANSFER, LLC

By:	/s/ Young D. Kim
Name:	Young D. Kim
Title:	Compliance Officer

INITIAL SHAREHOLDERS:

CHW ACQUISITION SPONSOR LLC

By:	CHW Acquisition Founders LLC
Its:	Managing Member
By:	MJG PARTNERS LLC
Its:	Managing Member

By:	/s/ Mark Grundman
Name:	Mark Grundman
Title:	Manager

[Signature Page to Escrow Agreement]

ANCHOR INVESTORS:

By:
Name:
Title:

[Signature Page to Escrow Agreement]

EXHIBIT A

Initial Shareholders

Name of Initial Shareholder	Number of Shares	Date of Insider Letter
CHW Acquisition Sponsor LLC	2,412,500	August 30, 2021
Anchor Investors	[ ]

EXHIBIT B

Escrow Shares subject to Forfeiture

CHW Acquisition Sponsor LLC – 412,500

EXHIBIT C

Insider Letter

(Attached)

August 30, 2021

CHW Acquisition Corporation
2 Manhattanville Road, Suite 403
Purchase, NY 10577

Re: Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and between CHW Acquisition Corporation, a Cayman Islands exempted company (the “Company”), and Chardan Capital Markets, LLC as representative (the “Representative”) of the several underwriters (each, an “Underwriter” and collectively, the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of up to 12,650,000 of the Company’s units (including up to 1,650,000 units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one of the Company’s ordinary shares, par value $0.001 per share (the “Ordinary Shares”), and one warrant (each, a “Warrant”). Each Warrant entitles the holder thereof to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment. The Units shall be sold in the Public Offering pursuant to a registration statement on Form S-1 (File No. 333-254422) and prospectus (the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”) and the Company shall apply to have the Units listed on The Nasdaq Capital Market. Certain capitalized terms used herein are defined in Section 13 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CHW Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned individuals, each of whom is a member of the Company’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”), hereby agree with the Company as follows:

1. Proposed Business Combination.

(a) The officers and directors of the Company will not enter into a binding agreement for a proposed Business Combination or propose any Business Combination to shareholders of the Company unless such action is first approved by the Sponsor.

(b) Subject to Section 1(a), the Sponsor and each Insider agrees that: (a) if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any Shares owned by it, him or her in favor of any proposed Business Combination and (ii) not redeem any Shares owned by it, him or her in connection with such shareholder approval; (b) if the Company engages in a tender offer in connection with any proposed Business Combination, it, he or she shall not sell any Shares to the Company in connection therewith; and (c) if the Company seeks shareholder approval of any proposed amendment to the Charter prior to the consummation of a Business Combination, it, he or she shall not redeem any Shares owned by it, him or her in connection with such shareholder approval.

2. Liquidation; Charter Amendment; Trust Account Funds.

(a) The Sponsor and each Insider hereby agrees that in the event that the Company fails to consummate a Business Combination within the time period set forth in the Charter, the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Ordinary Shares sold as part of the Units in the Public Offering (the “Offering Shares”), at a price per Ordinary Share, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay any taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued outstanding Offering Shares, which redemption will completely extinguish all Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Company’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law.

(b) The Sponsor and each Insider agrees to not propose any amendment to the Charter (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with the Business Combination or to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within the time period described in the Prospectus or (ii) with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity, unless the Company provides its Public Shareholders with the opportunity to redeem their Ordinary Shares upon approval of any such amendment at a price per Ordinary Share, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay any taxes, divided by the number of then issued and outstanding Offering Shares.

(c) The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares held by it, him or her. The Sponsor and each Insider hereby further waives any claim such Sponsor or Insider may have in the future as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever except in each case with respect to the Insider’s right to a pro rata interest in the proceeds held in the Trust Account for any Offering Shares such Sponsor or Insider may hold.

3. Section 16 Matters. During the period commencing on the Effective Date and ending 180 days after such date, the Sponsor and each Insider shall not, without the prior written consent of the Representative, (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, with respect to any Units, Ordinary Shares, Founder Shares, Private Placement Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares owned by it, him or her, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, Ordinary Shares, Founder Shares, Private Placement Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares owned by it, him or her, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b). The Sponsor and each Insider acknowledge and agree that, prior to the effective date of any release or waiver, of the restrictions set forth in this Section 3 or Section 7 below, the Company shall announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this Section 3 will not apply if the release or waiver is effected solely to permit a transfer not for consideration and the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

4. Trust Account Liquidation. In the event of the liquidation of the Trust Account, the Sponsor (which for purposes of clarification shall not extend to any other shareholders, members or managers of the Sponsor) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (a) any third party for services rendered or products sold to the Company or (b) a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or a Business Combination agreement (a “Target”); provided, however, that such indemnification of the Company by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent public accountants) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per Offering Share or (ii) such lesser amount per Offering Share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account which may be withdrawn to pay taxes, except as to any claims by a third party (including a Target) who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Sponsor shall not be responsible to the extent of any liability for such third party claims. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies the Company in writing that it shall undertake such defense.

5. Forfeiture. To the extent that the Underwriters do not exercise their over-allotment option to purchase up to an additional 1,650,000 Units within 45 days from the date of the Prospectus (and as further described in the Prospectus), the Sponsor agrees to forfeit, at no cost, a number of Founder Shares in the aggregate equal to 412,500 multiplied by a fraction, (a) the numerator of which is 1,650,000 minus the number of Units purchased by the Underwriters upon the exercise of their over-allotment option, and (b) the denominator of which is 1,650,000. The Sponsor will be required to forfeit only that number of Founder Shares as is necessary so that the Sponsor and Insiders will own an aggregate of 20.0% of the Company’s issued and outstanding equity shares after the Public Offering.

6. Specific Performance. The Sponsor and each Insider hereby agrees and acknowledges that: (a) the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsor or an Insider of its, his or her obligations under Section 1, Section 2, Section 3, Section 4, Section 5, Section 7(a), Section 7(b), Section 8, Section 9 and Section 10, as applicable, of this Letter Agreement (b) monetary damages may not be an adequate remedy for such breach and (c) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7. Lock-Up Restrictions.

(a) The Sponsor and each Insider agrees that it, he or she shall not Transfer any Founder Shares (or Ordinary Shares issuable upon conversion thereof) until (A) with respect to 50% of the Founder Shares, the earlier of six months after the completion of the Company's initial Business Combination or the date on which the closing price of our ordinary shares exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the initial Business Combination, and (B) with respect to the remaining 50% of the Founder Shares, six months after the date of the initial Business Combination or earlier if approved by the shareholders of the Company, and in either case, if, subsequent to the initial Business Combination, the Company consummates a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their shares for cash, securities or other property. (the “Founder Shares Lock-up Period”).

(b) The Sponsor and each Insider agrees that it, he or she shall not Transfer any Private Placement Warrants, until 30 days after the completion of a Business Combination (such period, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in Sections 7(a) and Sections 7(b), Transfers of the Founder Shares, Private Placement Warrants or the Ordinary Shares issued or issuable upon the conversion of the Private Placement Warrants or the Founder Shares and that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this Section 7(c)), are permitted (1) to any persons (including their affiliates and shareholders) participating in the private placement of the private placement warrants, officers, directors, shareholders, employees and members of our sponsor and its affiliates, (2) amongst Insiders or to our officers, directors and employees, (3) if a holder is an entity, as a distribution to its, partners, shareholders or members upon its liquidation, (4) by bona fide gift to a member of the holder's immediate family or to a trust, the beneficiary of which is a holder or a member of a holder's immediate family, for estate planning purposes, (5) by virtue of the laws of descent and distribution upon death, (6) pursuant to a qualified domestic relations order, (7) by certain pledges to secure obligations incurred in connection with purchases of our securities, (8) by private sales at prices no greater than the price at which the shares were originally purchased (9) by the Sponsor to certain anchor investors participating in the Public Offering or (10) for the cancellation of up to 412,500 Ordinary Shares subject to forfeiture to the extent that the Underwriters' over-allotment is not exercised in full or in part or in connection with the consummation of a Business Combination, in each case (except for clause 10 or with our prior consent) where the transferee agrees to the terms of this Agreement and the escrow agreement.

8. Director and Officer Appointments. Each of the Insiders agrees to be a director or officer of the Company, as applicable, until the earlier of the consummation by the Company of an initial Business Combination, the liquidation of the Company, or his or her removal, death or incapacity. In the event of the removal or resignation of an Insider as a director or officer (as applicable), each Insider agrees that he or she will not, prior to the consummation of the Business Combination, without the prior express written consent of the Company, (a) use for the benefit of the undersigned or to the detriment of the Company or (b) disclose to any third party (unless required by law or governmental authority), any information regarding a potential Target that is not generally known by persons outside of the Company, the Sponsor, or their respective affiliates.

9.           Approval of Business Combination. The undersigned acknowledges and agrees that prior to entering into a definitive agreement for a Business Combination with a Target that is affiliated with any of the Insiders of the Company or their affiliates, such transaction must be approved by a majority of the Company’s disinterested directors and the Company must obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions for the type of company the Company is seeking to acquire that such Business Combination is fair to the Company’s unaffiliated shareholders from a financial point of view.

10.         Representation and Warranties. The Sponsor and each Insider represents and warrants that it, he, or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the Insider’s background. Each Insider’s questionnaire furnished to the Company is true and accurate in all respects. Each Insider represents and warrants that it, he or she: (a) is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; (b) has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it or he is not currently a defendant in any such criminal proceeding.

11.         No Insider Payments. Except as disclosed in the Prospectus, neither the Sponsor, nor any Insider, nor any affiliate of either the Sponsor or any Insider, nor any director or officer of the Company, shall receive from the Company any finder’s fee, reimbursement or cash payments prior to or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is), other than the amounts described in the Prospectus under the heading “Summary – The Offering – Limited Payments to Insiders.”

12.         Authority and Capacity. The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or director on the board of directors of the Company and hereby consents to being named in the Prospectus as an officer and/or director of the Company.

13.         Defined Terms. As used herein, (a) “Business Combination” shall mean a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses; (b) “Shares” shall mean, collectively, the Ordinary Shares, the Founder Shares and the Ordinary Shares issued or issuable upon the conversion of the Private Placement Warrants or the Founder Shares; (c) “Founder Shares” shall mean the 3,162,500 of the Company’s Ordinary Shares, par value $0.001 per share, initially issued to the Sponsor (up to 412,500 Shares of which are subject to complete or partial forfeiture by the Sponsor if the over-allotment option is not exercised by the Underwriters) for an aggregate purchase price of $25,000, or $0.01 per share, prior to the consummation of the Public Offering; (d) “Private Placement Warrants” shall mean the 4,000,000 warrants of the Company (or up to 4,262,500 warrants depending on the extent to which the underwriters’ over-allotment option is exercised) that the Company is selling in a private placement that shall occur simultaneously with the consummation of the Public Offering; (e) “Public Shareholders” shall mean the holders of securities issued in the Public Offering; (f) “Trust Account” shall mean the trust fund located in the United States into which a portion of the net proceeds of the Public Offering shall be deposited; (g) “Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (g)(i) or (g)(ii); and (h) “Charter” shall mean the Company’s memorandum and articles of association, as the same may be amended from time to time.

14.           Entire Agreement. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

15.           Assignment; Successors and Assigns. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this Section shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

16.           Third-Party Beneficiaries.

(a)           The Company, the Sponsor and each Insider hereby acknowledges and agrees that the Representative on behalf of the Underwriters is a third-party beneficiary of this Letter Agreement.

(b)           Subject to Section 16(a), nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or entity other than the Representative and the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the Representative, the parties hereto, and each of their respective successors, heirs, personal representatives and assigns and permitted transferees.

17.           Counterparts. This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

18.           Severability. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

19.           Governing Law; Submission to Jurisdiction. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

20.           Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

21.           Term. This Letter Agreement shall terminate on the earlier of (a) the expiration of the Lock-up Periods or (b) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by December 31, 2021; provided, further, that Section 4 of this Letter Agreement shall survive such liquidation.

[Signature Page Follows]

Sincerely,

CHW Acquisition Sponsor LLC

By:	CHW Acquisition Founders LLC
Its:	Managing Member
By:	MJG Partners LLC
Its:

By:	Sole Managing Member
Name: Mark Grundman
Title: Managing Member

Deborah Weinswig
Victor Herrero
M. Carl Johnson, III
Jason Reiser

Gary Tickle

Jonah Raskas

Paul Norman

Deb Benovitz

Stephen Katchur

Acknowledged and Agreed:	Mark Grundman

CHW Acquisition Corporation

By:
Name: Jonah Raskas
Title: Co-Chief Executive Officer